EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") is made and entered into effective as of the 1st day of January, 2006 (the "Effective Date"), between SEARCHLIGHT MINERALS CORP., a Nevada corporation, (the "Company") and CARL S. AGER (the “Executive”).

WHEREAS:

A. The Company is engaged in the business of acquiring and exploring mineral properties.

B. The Company desires to retain the Executive to act as Treasurer and Secretary of the Company and to provide his services to the Company as an employee on the terms and subject to the conditions of this Agreement.

C. The Executive has agreed to act as Treasurer and Secretary of the Company and to provide his services to the Company on the terms and subject to the conditions of this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

1.1 The following terms used in this Agreement shall have the meaning specified below unless the context clearly indicates the contrary:

(a)	"Salary" shall mean the annual salary payable to the Executive at the rate set forth in Section 4.

(b)	"Board" shall mean the Board of Directors of the Company,

(c)

"Cause" shall mean the Executive's (i) commission of an act of fraud, theft or embezzlement or other similar willful misconduct; (ii) conviction of (or pleas of nolo contendere with respect to) a felony or other crime involving moral turpitude; (iii) a serious neglect of his material duties or failure to perform his material obligations under this Agreement, or (iv) refusal to follow lawful directives of the Board, provided however, that the Company shall give the Executive written notice specifying any actions alleged to constitute Cause under clauses (iii) or (iv), and the Executive shall have 30 days from the date of receipt of the Company's written notice in which to cure any such alleged Cause.

(d)	"Employment Term" shall mean the period beginning on the Effective Date and ending on the close of business on the effective date of the Executive's termination of employment with the Company.

(e)	"Termination of Employme nt" shall mean the first to occur of the following events:

	(i)	the date of death of the Executive;

	(ii)	the effective date specified in the Company's written notice to the Executive of the Company's termination of his employment without Cause, made in accordance with the provisions of Section 7 hereto;

	(iii)	the effective date specified in the Company's written notice to the Executive of the Company's termination of his employment for Cause, made in accordance with the provisions of Section 7 hereto; and

(f)	"Termination without Cause" shall mean a termination by the Company of the Executive's employment without Cause.

2. EMPLOYMENT

2.1 Term. The Executive's Employment Term shall become effective and begin as of the Effective Date, and shall continue until terminated pursuant to a Termination of Employment. The Executive will serve the Company subject to the general supervision, advice and direction of the Board and upon the terms and conditions set forth in this Agreement.

3. TITLE AND DUTIES

3.1 Duties. The Executive's job title shall be as Treasurer and Secretary of the Company. During the Employment Term, the Executive shall perform such services and duties as the Board may from time to time designate consistent with such position, including:

(a)	exercising general management, direction and supervision over the business operations and financial affairs of the Company;

(b)	providing overall direction to the management of the Company;

(c)	overseeing the filing and preparation of the Company’s public reports pursuant to the Securities Exchange Act of 1934;

(c)	reporting directly to board of directors of Company; and

(d)

performing such other duties and observing such instructions as may be reasonably assigned from time to time by or on behalf of the Board in the Executive’s capacity as Treasurer and Secretary, provided such duties are within the scope of the Company’s business and implementation of the Company’s business plan.

3.2 Other Activities. The Executive shall devote his full time, attention and energies to the business affairs of the Company as may be reasonably necessary for the discharge of his duties as Treasurer and Secretary of the Company, provided, however, the Executive may engage in reasonable investment and other personal activities that do not interfere with the Executive's obligations hereunder.

3.3 Nomination to Board. Throughout the Term of this Agreement, the Company shall also nominate the Executive to serve as a member of the Board and upon such nomination Executive shall agree to so serve.

4. COMPENSATION AND BENEFITS

4.1 Salary. During the Employment Term, the Company shall pay the Executive, in installments according to the Company's regular payroll practice, a Salary at the annual rate of $80,000 US per year.

4.2 Bonus. Upon the execution of this Agreement the Executive will be entitled to a one time bonus payment of $26,666 US. The Executive will also be eligible for a discretionary bonus to be determined based on factors considered relevant by the board of directors of the Company.

4.3 Vacations. During each comple te twelve (12) month period of the Employment Term, the Executive shall be entitled to no fewer than three (3) weeks of paid vacation. For any period less than twelve (12) months, the Executive shall be entitled to a proportionate amount of vacation. The Executive shall be entitled to carry over to the next succeeding year one week of accrued but unused vacation from the immediately proceeding year.

4.4 Benefit Plans . During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, including but not limited to health plans and other employee welfare benefit plans, with respect to which the Executive's position and tenure make him eligible to participate, provided such benefits are provided to other executive officers of the Company. Nothing in this Section 4.4 shall be construed to require the Company to maintain any particular employee benefit plans for its employees.

5. REIMBURSEMENT OF EXPENSES

5.1 Reimbursement of Expenses. In addition to the compensation provided for under Section 4 hereof, upon submission of proper vouchers in accordance with the Company's expense reimbursement policies and procedures as may exist from time to time, the Company will reimburse the Executive for all normal and reasonable travel, medical benefits and other expenses incurred by the Executive during the Employment Term in performance of the Executive's responsibilities to the Company.

6. STOCK OPTIONS

6.1 Stock Options . The Executive may be granted, subject to the approval of the Company’s Board, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the Board, in its absolute discretion, may from time to time determine. Such options will be in an amount and of a nature similar to those granted by the Company to other directors and senior officers of the Company, with adjustment for the merit and performance of the Executive. All Stock Options will be subject to the terms and conditions of the Company’s Stock Option Plan, a copy of which has been delivered to the Executive. The Executive acknowledges and agrees that (i) the Executive will only sell any shares issued by the Company on exercise of any Stock Options in accordance with all applicable securities laws, including the Securit ies Act of 1933; and (ii) the shares issued upon exercise of any Stock Options may be subject to restrictions on resale imposed by applicable securities law; and (iii) the Company may legend all stock certificates representing the shares issued upon exercise of any Stock Options with applicable resale restrictions, as reasonably advised by the Company’s legal counsel; and (iv) the Executive has received and reviewed a copy of the Stock Option Plan.

7. TERMINATION

7.1 Termination for Cause. The Company may terminate this Agreement at any time for Cause. In the event of Termination for Cause, the Company shall, not later than the next regularly scheduled payroll date, pay to the Executive all Base Salary (and, to the extent the Company's then current severance policy provides therefor, accrued vacation) earned through the date of such termination and the Company will have no further liability or obligation to the Executive.

7.2 Termination without Cause. The Company may terminate this Agreement without Cause by delivering notice of termination to the Executive stating the date of Termination of Employment, which date will be no earlier than two weeks from delivery of the notice of termination, and paying to the Executive an amount equal to six month’s Salary in a lump sum as full and final payment of all amount payable under this Agreement, including damages for wrongful termination, within 30 days of delivery of the date of Termination of Employment.

7.3 Default Notice. The Executive may terminate this Agreement at any time in the event of any breach of any material term of this Agreement by the Company, provided that written notice of default has been delivered to the Company and the Company has failed to remedy the default within thirty days of the date of delivery of notice of default, or upon thirty days written notice of the Company in any other event.

7.4 Survival of Rights and Obligations . On termination of this Agreement for any reason, all rights and obligations of each party that are expressly stated to survive termination or continue after termination will survive termination and continue in full force and effect as contemplated in this Agreement.

8. PROPRIETARY INFORMATION AND DEVELOPMENTS

8.1 Proprietary Information. The Executive will not at any time, whether during or after the termination of this Agreement for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of the Executive’s employment with the Company, and the Executive shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, business plans and details of its mining operations or business relationships with banks, lenders and other parties not otherwise publicly available.

8.2 Information Respecting Developments. If at any time or times during the term of this Agreement, the Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to the Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and the Executive shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company's ownership of such Developments. The Executive hereby assign any rights (including, but not limited to, any copyrights and trademarks) the Executive may have or acquire in the Developments and benefits or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

The Executive will, during the term of this Agreement and at any time thereafter, at the request and cost (including the Executive's reasonable attorney's fees) of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and, its duly authorized agents may reasonably require:

(a)

to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection for any Developments in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)

to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous propose.

In the event the Company is unable, after reasonable effort, to secure the Executive's signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of the Executive's physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his respective agent and attorney- in- fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecutio n, and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Executive as applicable.

8.3 Survival of Representations . The obligations of the Executive set forth in Sections 8.1 and 8.2 will survive termination of this Agreement.

9. NON-COMPETE; NON-HIRE

9.1 No Competition. The Executive agrees that, in the event of termination of this Agreement, for a period of six months following the termination of this Agreement, the Executive will not, without the Company's consent, directly or alone or as a partner, joint venturer, officer, director employee, consultant, agent, independent contractor or stockholder or other owner of any entity or business, engage in any business which is directly competitive with the business of the Company in any territory in which the Company is engaged in business at the date of termination, including (i) any business involving the acquisition and development of mineral properties; (ii) any line of business that is engaged in by the Company and its subsidiaries as of the Effective Date; or (iii) any other line of business that is engaged in by the Company and its subsidiaries (or with respect to which the Company has made preparations to engage) as of the date of such termination of this Agreement; provided, however, that the ownership by the Executive of not more than five percent (5%) of the shares of any publicly traded class of stock of any corporation shall not be deemed, in and of itself, to violate the prohibitions of this Section 9.1.

9.2 No hiring of Employees. The Executive agrees that, in the event of any termination of this Agreement, for a period of six months following such termination of this Agreement, the Executive will not hire or otherwise employ or retain, or knowingly permit (to the extent reasonably within his control) any other entity or business which employs the Executive or in which the Executive has any ownership interest or is otherwise involved to hire or otherwise employ or retain, any person who was employed or engaged as a Executive or employee by the Company as of the date of the termination of this Agreement.

9.3 Common Law. The restrictions in this Section 9, to the extent applicable, shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

9.4 Enforceability. The parties hereby acknowledge that the restrictions in this Section 9 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions reasonably necessary to protect the Company from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 9 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 9 is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

9.5 Survival of obligations under this Section. The obligations and agreements of the Executive set forth in Sections 9.1, 9.2, 9.3 and 9.4 will survive termination of this Agreement for the periods specified in Sections 9.1 and 9.2.

10. RELIEF

10.1 Remedy for Breach. The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 9 or 10 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish, and any such breach or threatened breach will provide the Company with any and all rights and remedies to which it may be entitled under the law, including but not limited to injunctive relief or other equitable remedies.

11. PARTIES BENEFITED; ASSIGNMENTS

11.1 Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Executive, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive.

12. NOTICES

12.1 Notices. Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to the Board and the Company at its then principal office, or to the Executive at the address set forth in the preamb le, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 12. Notices shall be deemed given when delivered.

13. GOVERNING LAW

13.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and each party hereto adjourns to the jurisdiction of the courts of the State of Nevada.

14. REPRESENTATIONS AND WARRANTIES

14.1 Representations and Warranties of Executive. The Executive represent s and warrants to the Company that (a) the Executive is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder, and (b) the Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

15. MISCELLANEOUS

15.1 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

15.2 Final Agreement. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.

15.3 Amendments. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

15.4 Waiver. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

15.5 Applicable Law. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of suc h provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

15.6 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

15.7 Independent Counsel. The Executive acknowledges and agrees that O'Neill Law Group PLLC has acted solely as legal counsel for the Company and that the Executive has been recommended to obtain independent legal advice prior to execution of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

SEARCHLIGHT MINERALS CORP. by its authorized signatory:

/s/ Ian McNeil
Signature of Authorized Signatory

Ian McNeil
Name of Authorized Signatory

President
Position of Authorized Signatory

SIGNED, SEALED AND DELIVERED
BY CARL S. AGER
in the presence of:

/s/ Tana M. Phillips
Signature of Witness

Henderson, Nevada	/s/ Carl S. Ager
Address of Witness	CARL S. AGER